Exhibit 10.2

Delcath Systems, Inc.

EMPLOYEE CONFIDENTIALITY AND RESTRICTIVE COVENANT AGREEMENT

AGREEMENT (“Agreement”) made this                  day of                          20    , between Delcath Systems, Inc., and its predecessors, divisions, affiliates, successors, and assigns (the “Company”), and                                                  , residing at                                               (“Employee”).

WHEREAS, the Company wishes to obtain reasonable protection of its confidential business and technical information which it has developed, acquired and/or is or may be developed or acquired by the Company at substantial expenses, and

WHEREAS, the Company wishes to obtain reasonable protection against unfair competition during the Employees employment by the Company and following termination of the Employee’s employment by the Company and to further protect against unfair use of its confidential business and technical information the Company desires to have Employee execute this Agreement, and

WHEREAS, the Employee is willing to execute this Agreement and grant the Company the benefits of the restrictive covenants contained herein.

For and in consideration of the continued employment of Employee by the Company and compensation and benefits paid to Employee and hereafter to be paid to Employee by the Company, Employee agrees as follows:

1.	NO PRIOR CONFLICTING CONTRACTS.

Employee represents that Employee’s employment or potential employment by the Company is not in violation of any contract or covenants to which Employee is a party with any employer, entity, or person. Employee agrees not to use or disclose in Employee’s work with the Company any secret or confidential information of others, including prior employers, unless such information is rightfully possessed by the Company.

2.	DEFINITIONS

(a) Confidential Information. For purposes of this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is used, developed, or obtained by the Company in connection with its business, including, but not limited to, information, observations, and data obtained by Employee while employed by the Company thereof concerning (i) the business or affairs of the Company, (ii) products or services, (iii) fees, costs, compensation, and pricing structures, (iv) designs, (v) specifications (including, but not limited to, supplier specifications); (vi) clinical trial data; (vii) analyses, (viii) drawings, photographs and reports, (ix) computer software, including operating systems, applications, and program listings, (x) flow charts, manuals, and documentation, (xi) data or data bases, (xii) accounting and business methods, (xiii) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xiv)

customers and clients and customer or client lists, (xv) other copyrightable works, (xvi) all production methods, processes, technology, and trade secrets, and (xvii) all similar and related information in whatever form. Confidential Information will not include any information that has been published (other than a disclosure by Employee in breach of this Agreement) in a form generally available to the public prior to the date Employee proposes to disclose or use such information. Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(b) Work Product. For purposes of this Agreement, the term “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, discoveries, methods, designs, processes, analyses, drawings, reports, service marks, trademarks, trade names, logos, and all similar or related information (whether patentable or unpatentable, copyrightable, registerable as a trademark, reduced to writing, or otherwise) that relates to the Company’s actual or anticipated business, research and development, or existing or future products or services and which are conceived, developed, or made by Employee (whether or not during usual business hours, whether or not by the use of the facilities of the Company, and whether or not alone or in conjunction with any other person) while employed by the Company (including those conceived, developed, or made prior to the effective date of this Agreement) together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing.

3.	CONFIDENTIALITY REQUIREMENTS.

(a) Employee acknowledges and agrees that, as a result of the nature of the Company’s business and the nature of Employee’s position with the Company, Employee has been or will come into contact with, and will have access to, Confidential Information belonging to the Company. Employee acknowledges that the aforementioned Confidential Information is unique and not generally known to the public with respect to the Company and has been developed, acquired, and compiled by the Company at its great effort and expense.

(b) Employee further acknowledges and agrees that any disclosure or use of the Company’s Confidential Information by Employee, other than in connection with the Company’s business or as specifically authorized by the Company, will be or may become highly detrimental to the business of the Company, and serious loss of business and damage to the Company will or may result.

(c) Accordingly, Employee agrees to hold all Confidential Information in the strictest confidence and agrees to safeguard and not use, disclose, divulge or reveal the Company’s Confidential Information to any person, either during Employee’s employment or at any time after the termination of Employee’s employment with the Company, without specific prior written authorization from an executive officer of the Company. If Employee is an executive officer of the Company, Employee must obtain prior written authorization from the Chief Executive Officer.

(d) Employee further agrees to promptly deliver to the Company, upon the termination of Employee’s employment with the Company, or at any other time as the Company may so request, all Company property, including but not limited to laptops, personal digital assistants (PDAs), and cell phones, and all documentation, memoranda, notes, customer lists, records, reports, blueprints, software, drawings, computer disks, programs, and any other documents (and all copies thereof) containing Confidential Information or relating to the Company’s business and any property associated therewith, which Employee may then possess or have under Employee’s control.

4.	WORK PRODUCT REQUIREMENTS.

(a) All Work Product that Employee may have conceived, developed, made, discovered, invented or originated during his/her employment by the Company prior to the Effective Date, during Employee’s employment with the Company, or at any time in the period of twelve (12) months after termination of Employee’s employment, shall be deemed work for hire and shall be the exclusive property of the Company, as applicable. Employee hereby assigns all of Employee’s right, title, and interest in and to such Work Product to the Company, including all intellectual property rights therein.

(b) Employee shall promptly disclose all Work Product to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its rights therein, and shall assist the Company, at the Company’s expense, in obtaining, defending, and enforcing the Company’s rights therein. Employee hereby appoints the Company as Employee’s attorney-in-fact to execute on Employee’s behalf any assignments or other documents deemed necessary by the Company to protect or perfect the Company’s rights to any Work Product.

5.	NON-COMPETITION.

(a) Employee acknowledges and agrees that the Company has invested and will invest substantial time, effort, resources and finances in the research, development and commercialization of the Company’s product(s) and is engaged in a highly competitive business and that, by virtue of the position in which Employee is employed, he or she will help create and will be given access to Confidential Information. If the Employee engages in any business that is competitive with the Company it will cause great and irreparable harm to the Company, the monetary loss from which would be difficult, if not impossible, to measure.

(b) Consequently, Employee covenants and agrees that so long as Employee is employed by the Company, and for a period of one (1) year following termination of Employee’s employment with the Company, whether such termination is voluntary or involuntary, Employee will not, directly or indirectly (whether as an individual for Employee’s own account, or as a partner, joint venturer, employee, agent, consultant or sales representative, officer, director or shareholder of any entity or otherwise), engage in, enter the employ of, render any services to, have any ownership interest in, nor participate in the financing, operation, management or control of, any Competing Business, or in any manner compete with the Company, in any country in which the Company does business, without the Company’s specific written consent to do so. “Competing Business” shall mean any enterprise, activity, or business that competes with the Company in any of its or their material businesses, including, without limitation, the research, design, development, identification, manufacture, marketing, or sales of targeted regional cancer or infectious disease drug delivery systems.

The restrictions contained in this section shall not prevent Employee from accepting employment with a large diversified organization with separate and distinct divisions that do not compete, directly or indirectly, with the Company, as long as prior to accepting such employment the Company receives separate written assurances from the prospective employer and from Employee, satisfactory to the Company, to the effect that Employee will not render any services, directly or indirectly, to any division or business unit that competes, directly or indirectly, with the Company. During the restrictive period set forth in this section, Employee will inform any new employer, prior to accepting employment, of the existence of this Agreement and provide such employer with a copy of this Agreement.

Nothing in this Agreement shall be construed to prevent or otherwise restrict or limit the Employee from owning shares and investing (as a passive investor), directly or indirectly, in the stock of any publicly traded competing corporation whose shares are listed on a national securities exchange or traded in the over-the-counter market, but only if Employee does not own more than an aggregate of one percent (1%) of the outstanding stock of such corporation.

6.	NON-SOLICITATION OF CUSTOMERS AND EMPLOYEES.

(a) Employee acknowledges and agrees that, during the course of Employee’s employment by the Company, Employee may come into contact with and become aware of some, most, or all of the Company’s customers and employees, past, present, and prospective, and their names and addresses, as well as other information about the customers and employees not publicly available. Employee further acknowledges and agrees that the loss of such customers and employees may cause the Company great and irreparable harm.

(b) Consequently, Employee covenants and agrees that, if Employee’s employment with the Company terminates, whether such termination is voluntary or involuntary, Employee will not, for a period of one (1) year following such termination, directly or indirectly (whether as an individual for Employee’s own account, or as a partner, joint venturer, employee, agent, consultant or sales representative, officer, director or shareholder of any entity or otherwise), solicit or attempt to solicit to do business that would compete with the Company in any of its or their material businesses, including, without limitation, the research, design, development, identification, manufacture, marketing, or sales of targeted regional cancer or infectious disease drug delivery systems.

(c) Employee also agrees that, for a period of one (1) year following termination of Employee’s employment with the Company, whether such termination is voluntary or involuntary, Employee will not, directly or indirectly (whether as an individual for Employee’s own account, or as a partner, joint venturer, employee, agent, consultant or sales representative, officer, director or shareholder of any entity or otherwise), solicit or attempt to solicit any then current employee of the Company to leave employee’s employment with the Company to become employed by any person, firm, corporation, or other entity.

7.	ENFORCEMENT OF COVENANTS.

(a) Employee acknowledges that a breach by Employee of any of the terms of this Agreement will result in material, irreparable injury to the Company for which any remedy at law will not be adequate. Moreover, it will not be possible to measure damages for such injuries precisely and, in the event of such a breach or threat of breach, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Employee from engaging in activities prohibited by this Agreement, together with such other relief as may be required to enforce specifically any of the terms of this Agreement. Employee consents to such temporary, preliminary, or permanent injunctive relief. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other available remedies for breach or threatened breach of this Agreement, including recovery of damages, court costs, and attorneys’ fees.

(b) If the Company is required to enforce any of its rights hereunder through legal proceedings, Employee shall reimburse the Company for all reasonable costs, expenses, and attorneys’ fees incurred by the Company in connection with the enforcement of its rights hereunder.

(c) Employee understands and agrees that nothing in this Agreement creates a contract, express or implied, of employment for any specified period. Employee’s employment may be terminated by Employee or the Company at any time and for any reason or no reason, unless expressly limited by a separate writing executed by both the Company and Employee.

(d) If one or more provisions of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable, Employee agrees the validity, legality, and enforcement of the remaining provisions of the Agreement shall not in any way be affected or impaired. Employee also agrees that the language contained in Sections “3”, “4”, “5” and “6” of the Agreement is reasonable in scope and that Employee will not raise any issue regarding the reasonableness of the Agreement as a defense in any proceeding to enforce the Agreement. If a court determines that the language contained in Sections “3”, “4”, “5” and “6” of the Agreement is not reasonable, the parties agree that the court may modify such provisions to the maximum period of restriction, activities, term, or geographic scope that the court deems reasonable.

8.	WAIVER OF BREACH.

The waiver by the Company of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee, and the failure of the Company to take action against any other employee(s) for similar breach(es) on their part, shall not be construed as a waiver of a breach by Employee.

9.	AGREEMENT BINDING.

This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company, and the heirs, executors, and administrators of Employee. The Company shall have the right to transfer and assign all or any portion of its rights and obligations hereunder to any third party.

10.	APPLICABLE LAW AND CHOICE OF FORUM.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The parties, being desirous of having any disputes resolved in a forum having a substantial body of law and experience with matters contained herein, and the parties having a substantial connection with the State of New York, agree that any action or proceeding with respect to this Agreement shall be brought in a state or federal court located within the State of New York. The parties consent to the personal jurisdiction of the state and federal courts of New York should a legal action to enforce this Agreement be necessary.

11.	MODIFICATION.

This Agreement may only be modified by the express written consent of both parties.

12.	ENTIRE AGREEMENT.

This Agreement constitutes the entire understanding between Company and Employee with respect to the subject matter hereof and supersedes and replaces all prior contracts, agreements and understandings related to the same subject matter between the parties.

13.	SECTION HEADINGS

The section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section or in any way affect such section.

I have read and understand this Agreement and I agree to abide by its terms.

[EMPLOYEE]	DELCATH SYSTEMS, INC.

(Signature)	(Signature)

Date	Name

Witness	Title

Date